Exhibit 23.1

Consents of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 1, 2011 (except for Note 26(d) as to which the date is April 4, 2011), with respect to the consolidated financial statements of 21Vianet Group, Inc., included in Amendment No.3 to the Registration Statement (Form F–1 No. 333-173292) and the related Prospectus of 21Vianet Group, Inc. for the registration of its ordinary shares.

We also consent to the use of our report dated December 17, 2010, with respect to the combined financial statements of Beijing Chengyishidai Network Technology Co., Ltd and Zhiboxintong Beijing Network Technology Co., Ltd, also included in Amendment No.3 to the Registration Statement (Form F–1 No. 333-173292) and the related Prospectus of 21Vianet Group, Inc.

/s/ Ernst & Young Hua Ming

Shanghai, the People’s Republic of China

April 20, 2011